Exhibit 99.1

Date: May 18, 2016
FOR IMMEDIATE RELEASE

Steven W. Reed Appointed Chairperson of the Board of Directors’ Audit Committee

May 18, 2016, Michigan City, Indiana – Horizon Bancorp (NASDAQ GS: HBNC) announced the appointment of Steven W. Reed to chair the Board of Directors’ Audit Committee.  Mr. Reed meets the NASDAQ qualifications as an independent director and is considered a financial expert.  Mr. Reed has served on Horizon’s Board since July 2012 and had previously served on the Board of Heartland Community Bank.   Mr. Reed is a partner with the firm BGBC Partners, LLP, an Indianapolis full service accounting and business consulting firm.  He has a B.S. in Business with a concentration in finance from Indiana University.  Mr. Reed is a Certified Public Accountant and has been practicing since 1985.  Additionally, Mr. Reed holds the appellations “Accredited in Business Valuation (ABV)” and “Certified in Financial Forensics (CFF)”.  These accreditations recognize special training, testing and qualification in business valuation and in forensic accounting through the American Institute of Certified Public Accountants.

About Horizon Bancorp
Horizon Bancorp is a locally owned, independent, commercial bank holding company serving northern and central Indiana and southwest and central Michigan through its commercial banking subsidiary Horizon Bank, NA.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached online at www.horizonbank.com.  Its common stock is traded on the NASDAQ Global Select Market under the symbol HBNC.

Forward Looking Statements
This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon. For these statements, Horizon claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Horizon, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Horizon’s reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Horizon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.  Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Horizon Contact Information:	Craig M. Dwight
Chairman and Chief Executive Officer
Phone: (219) 873-2725